Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Aehr Test Systems	MKR Investor Relations Inc.
Ken Spink	Todd Kehrli or Jim Byers
Chief Financial Officer	Analyst/Investor Contact
(510) 623-9400 x309	(323) 468-2300
aehr@mkr-group.com

Aehr Test Systems Reports 93% Revenue Growth Year over Year in Third Quarter

Withdraws Previously Provided Fiscal 2020 Financial Guidance Due to COVID-19 Uncertainty

Fremont, CA (April 2, 2020) – Aehr Test Systems (NASDAQ: AEHR), a worldwide supplier of semiconductor test and reliability qualification equipment, today announced financial results for its third quarter of fiscal 2020 ended February 29, 2020.

Fiscal Third Quarter Financial Results:

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Net sales were $6.1 million, up 93% from $3.2 million in the third quarter of fiscal 2019.
●
GAAP net income was $245,000, or $0.01 per diluted share, compared to a GAAP net loss of $3.2 million, or $0.14 per diluted share, in the third quarter of fiscal 2019.
●
Non-GAAP net income was $452,000, or $0.02 per diluted share, which excludes the impact of stock-based compensation expense, compared to a non-GAAP net loss of $1.6 million, or $0.07 per diluted share, in the third quarter of fiscal 2019, which excluded stocked based compensation expense, a $795,000 provision for excess and obsolescence inventory, and $607,000 for restructuring charges related to a reduction in work force.
●
Backlog as of February 29, 2020 was $3.6 million.

Fiscal First Nine Months Financial Results:

●
Net sales were $18.5 million, up 34% from $13.8 million in the first nine months of fiscal 2019.
●
GAAP net income was $83,000, or $0.00 per diluted share, compared to a GAAP net loss of $5.3 million, or $0.24 per diluted share, in the first nine months of fiscal 2019.
●
Non-GAAP net income was $694,000, or $0.03 per diluted share, compared to a non-GAAP net loss of $3.2 million, or $0.15 per diluted share, in the first nine months of fiscal 2019.

An explanation of the use of non-GAAP financial information and a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures can be found in the accompanying tables.

Aehr Test Systems Reports Third Quarter Fiscal 2020 Financial Results
April 2, 2020

Aehr Third Quarter and Recent Business Highlights:

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Shipments for WaferPakTM Contactors and DiePakTM Carriers, consumables for Aehr’s FOXTM wafer and singulated die/module test and burn in systems, accounted for 51% of total revenue for the third quarter.
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Shipped and reported revenue for an additional FOX-XP multi-wafer test and burn-in system to meet the production ramp of a leading supplier of silicon photonics devices.
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Received orders totaling more than $2.9 million from its installed base of FOX test and burn-in system customers for its proprietary WaferPaks and DiePaks, including orders for test of mobile sensors and other device applications that include production test of silicon carbide devices, flash memories, and silicon photonics devices reflecting additional capacity needs.
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Engaged with more than a dozen potential new customers for production level test and burn-in of devices that include power silicon carbide devices for automotive, silicon photonics devices for 5G and data storage server farms, automotive and mobile sensors, and memory devices.
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As a global supplier to Critical Infrastructure as outlined at https://www.cisa.gov/identifying-critical-infrastructure-during-covid-19, Aehr is taking extraordinary measures to safely operate with our full capacity available in manufacturing and across the company to continue to support the vital needs of these Critical Infrastructure customers while complying with the local and state mandated “Shelter in Place” directives.

Gayn Erickson, President and CEO of Aehr Test Systems, commented:

“We are pleased with our results for the fiscal third quarter, which include continued profitability and strong gross margins. Despite the current challenging global environment, we continue to engage with a large number of customers who are evaluating the use of our products to meet their production needs in test and burn-in on a variety of applications. We are currently working with over a dozen new potential customers, and our sales, marketing, and applications teams remain busy supporting these sales efforts using online conferences, videos, and other collaboration tools.

“Currently, all of our customers have their wafer fabrication facilities open to support the critical infrastructure around the globe in information technology, communications, and critical manufacturing sectors and Aehr is able to ship orders for systems, WaferPaks, DiePaks, and parts needed to support these customers with little to no limitations or delays. However, due to the uncertainty of the full impact of the COVID-19 pandemic on our customers, we simply cannot predict how this will impact our business in the near term and are taking the conservative stance to withdraw our previously provided guidance for the fiscal 2020 year ending May 31, 2020.

“As the rapidly evolving COVID-19 pandemic unfolds, our foremost concern is to ensure the health and safety of our employees, their families, and our worldwide community. On March 19, 2020, the Executive Department of the State of California issued Executive Order N-33-20 ordering individuals in the State of California to stay home or at their place of residence except as needed to maintain continuity of operations of the federal Critical Infrastructure sectors. As a global supplier to Critical Infrastructure, we are taking extraordinary measures to maintain continuity of operations and to continue to safely operate with our full capacity available in manufacturing and across the company to support the vital needs of our Critical Infrastructure customers while complying with the local and state mandated “Shelter in Place” directives. Through direct and indirect representatives, Aehr also has engineers and infrastructure around the world to support our customers and meet our contracts, response times, and critical parts lead times for their installed base of Aehr Test products.

“The fundamentals for Aehr Test remain strong long term, and we believe that we will emerge from this difficult period even stronger than we went in, with an even larger number of customers committed to using our FOX systems to meet their production test and burn-in needs.”

Aehr Test Systems Reports Third Quarter Fiscal 2020 Financial Results
April 2, 2020

Management Conference Call and Webcast
Aehr Test Systems will host a conference call and webcast today at 5:00 p.m. Eastern (2:00 p.m. PT) to discuss its third quarter fiscal 2020 operating results. To access the call dial 800-367-2403 (+1 334-777-6978 outside the United States) and give the participant pass code 2336638. In addition, a live and archived webcast of the conference call will be available over the Internet at www.aehr.com in the Investor Relations section. A replay of the conference call will also be available via telephone beginning approximately two hours after conclusion of the call through 8:00 p.m. ET on April 9, 2020. To access the replay dial-in information, please click here.

About Aehr Test Systems
Headquartered in Fremont, California, Aehr Test Systems is a worldwide provider of test systems for burning-in and testing logic, optical and memory integrated circuits and has installed over 2,500 systems worldwide. Increased quality and reliability needs of the Automotive and Mobility integrated circuit markets are driving additional test requirements, incremental capacity needs, and new opportunities for Aehr Test products in package, wafer level, and singulated die/module level test. Aehr Test has developed and introduced several innovative products, including the ABTSTM and FOX-PTM families of test and burn-in systems and FOX WaferPakTM Aligner, FOX-XP WaferPak Contactor, FOX DiePak® Carrier and FOX DiePak Loader. The ABTS system is used in production and qualification testing of packaged parts for both lower power and higher power logic devices as well as all common types of memory devices. The FOX-XP and FOX-NP systems are full wafer contact and singulated die/module test and burn-in systems used for burn-in and functional test of complex devices, such as leading-edge memories, digital signal processors, microprocessors, microcontrollers, systems-on-a-chip, and integrated optical devices. The FOX-CP system is a new low-cost single-wafer compact test and reliability verification solution for logic, memory and photonic devices and the newest addition to the FOX-P product family. The WaferPak contactor contains a unique full wafer probecard capable of testing wafers up to 300mm that enables IC manufacturers to perform test and burn-in of full wafers on Aehr Test FOX systems. The DiePak Carrier is a reusable, temporary package that enables IC manufacturers to perform cost-effective final test and burn-in of both bare die and modules. For more information, please visit Aehr Test Systems’ website at www.aehr.com.

Safe Harbor Statement
This press release contains certain forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties. These statements are based on information available to Aehr as of the date hereof and actual results could differ materially from those stated or implied due to risks and uncertainties. Forward-looking statements include statements regarding Aehr’s expectations, beliefs, intentions or strategies regarding its products and financial guidance, including statements regarding future market opportunities and conditions, the impact of COVID-19 and related shelter in place orders and economic effects on production and demand for Aehr’s products, expected product shipment dates, customer orders or commitments and future operating results. These risks and uncertainties include, without limitation, customer demand and acceptance of Aehr’s products, the ability of new products to meet customer needs or perform as described, as well as general market conditions, the deployment of new technologies, such as 5G networks, and Aehr’s ability to execute on its business strategy. See Aehr’s recent 10-K, 10-Q and other reports from time to time filed with the Securities and Exchange Commission for a more detailed description of the risks facing Aehr’s business. Aehr disclaims any obligation to update information contained in any forward-looking statement to reflect events or circumstances occurring after the date of this press release.

– Financial Tables to Follow –

Aehr Test Systems Reports Third Quarter Fiscal 2020 Financial Results
April 2, 2020

AEHR TEST SYSTEMS AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended			Nine Months Ended
	Feb 29,	Nov 30,	Feb 28,	Feb 29,	Feb 28,
	2020	2019	2019	2020	2019

Net sales	$6,111	$6,874	$3,163	$18,518	$13,814
Cost of sales	3,120	3,672	2,891	10,054	9,591
Gross profit	2,991	3,202	272	8,464	4,223

Operating expenses:
Selling, general and administrative	1,891	2,157	1,850	5,856	5,706
Research and development	845	795	931	2,532	3,033
Restructuring	-	-	607	-	607
Total operating expenses	2,736	2,952	3,388	8,388	9,346

Income (loss) from operations	255	250	(3,116)	76	(5,123)

Interest income (expense), net	13	2	(76)	27	(228)
Other (expense) income, net	(9)	5	(11)	6	27

Income (loss) before income tax (expense) benefit	259	257	(3,203)	109	(5,324)

Income tax (expense) benefit	(14)	(6)	2	(26)	(21)

Net income (loss)	245	251	(3,201)	83	(5,345)

Less: Net income attributable to the
noncontrolling interest	-	-	-	-	-

Net income (loss) attributable to Aehr Test
Systems common shareholders	$245	$251	$(3,201)	$83	$(5,345)

Net income (loss) per share
Basic	$0.01	$0.01	$(0.14)	$0.00	$(0.24)
Diluted	$0.01	$0.01	$(0.14)	$0.00	$(0.24)

Shares used in per share calculations:
Basic	22,937	22,823	22,459	22,823	22,314
Diluted	23,130	22,912	22,459	22,940	22,314

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Aehr Test Systems Reports Third Quarter Fiscal 2020 Financial Results
April 2, 2020

AEHR TEST SYSTEMS AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Results
(in thousands, except per share data)
(unaudited)

	Three Months Ended			Nine Months Ended
	Feb 29,	Nov 30,	Feb 28,	Feb 29,	Feb 28,
	2020	2019	2019	2020	2019

GAAP net income (loss)	$245	$251	$(3,201)	$83	$(5,345)
Stock-based compensation expense	207	205	225	611	705
Restructuring	-	-	607	-	607
Excess and obsolescence provision	-	-	795	-	795
Non-GAAP net income (loss)	$452	$456	$(1,574)	$694	$(3,238)

GAAP net income (loss) per diluted share	$0.01	$0.01	$(0.14)	$0.00	$(0.24)
Non-GAAP net income (loss) per diluted share	$0.02	$0.02	$(0.07)	$0.03	$(0.15)
Shares used in GAAP diluted shares calculation	23,130	22,912	22,459	22,940	22,314
Shares used in non-GAAP diluted shares calculation	23,130	22,912	22,459	22,940	22,314

Non-GAAP net income (loss) is a non-GAAP measure and should not be considered a replacement for GAAP results. Non-GAAP net income (loss) is a financial measure the Company uses to evaluate the underlying results and operating performance of the business. The limitation of this measure is that it excludes items that impact the Company's current period net income. This limitation is best addressed by using this measure in combination with net income (loss) (the most directly comparable GAAP financial measure). These measures are not in accordance with GAAP and may differ from non-GAAP methods of accounting and reporting used by other companies.

We believe these measures enhance investors’ ability to review the company’s business from the same perspective as the company’s management and facilitate comparisons of this period’s results with prior periods.

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Aehr Test Systems Reports Third Quarter Fiscal 2020 Financial Results
April 2, 2020

AEHR TEST SYSTEMS AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands, except per share data)
(unaudited)

	February 29,	November 30,	May 31,
	2020	2019	2019
ASSETS

Current assets:
Cash and cash equivalents	$5,058	$5,302	$5,428
Accounts receivable, net	3,511	5,231	4,859
Inventories	9,330	9,800	9,061
Prepaid expenses and other	586	534	686
Total current assets	18,485	20,867	20,034

Property and equipment, net	783	860	1,045
Operating lease right-of-use assets	2,260	2,387	-
Other assets	160	186	228
Total assets	$21,688	$24,300	$21,307

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$925	$2,320	$1,933
Accrued expenses	1,373	1,596	2,034
Operating lease liabilities, short-term	644	619	-
Customer deposits and deferred revenue, short-term	385	1,809	1,545
Total current liabilities	3,327	6,344	5,512

Deferred rent	-	-	153
Operating lease liabilities, long-term	1,772	1,924	-
Deferred revenue, long-term	34	64	189
Total liabilities	5,133	8,332	5,854

Aehr Test Systems shareholders' equity	16,575	15,988	15,472
Noncontrolling interest	(20)	(20)	(19)
Total shareholders' equity	16,555	15,968	15,453

Total liabilities and shareholders' equity	$21,688	$24,300	$21,307

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